UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No.1)*


                           General Motors Corporation
                           --------------------------
                                (Name of Issuer)


                 Class H Common Stock, par value $0.10 per share
                 -----------------------------------------------
                         (Title of Class of Securities)


                                    370442832
                                    ---------
                                 (CUSIP Number)


                                January 28, 2003
                                ----------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|      Rule 13d-1(b)

        |X|      Rule 13d-1(c)

        |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


=================================================================== ============

CUSIP No. 370442832                                            Page 2 of 7 Pages
                                                                    -    -
=================================================================== ============
========= ======================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      AOL Time Warner Inc.
                      13-4099534

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         a|_|
                                                                    b|_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION                 Delaware

========= ======================================================================
================================ ========= =====================================

                                   5       SOLE VOTING POWER             0
           NUMBER OF
            SHARES               --------- -------------------------------------
         BENEFICIALLY            --------- -------------------------------------
           OWNED BY
             EACH                  6       SHARED VOTING POWER           0(1)
           REPORTING
            PERSON               --------- -------------------------------------
             WITH                --------- -------------------------------------

                                   7       SOLE DISPOSITIVE POWER        0

                                 --------- -------------------------------------
                                 --------- -------------------------------------

                                   8       SHARED DISPOSITIVE POWER      0(1)

================================ ========= =====================================
=========== ====================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON      0(1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*  |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)         0.0%(1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                       HC

=========== ====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


1 On January 28, 2003, America Online, Inc., a wholly owned subsidiary of AOL Time Warner Inc., sold 80,088,990 shares of General Motors Corporation Class H Common Stock, par value $0.10 per share.

SCHEDULE 13G


=================================================================== ============

CUSIP No. 370442832                                            Page 3 of 7 Pages
                                                                    -    -
=================================================================== ============
========= ======================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      America Online, Inc.
                      54-1322110

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        a|_|
                                                                   b|_|


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware

========= ======================================================================
================================ ========= =====================================

                                   5       SOLE VOTING POWER            0
           NUMBER OF
            SHARES               --------- -------------------------------------
          BENEFICIALLY           --------- -------------------------------------
           OWNED BY
             EACH                  6       SHARED VOTING POWER          0(1)
           REPORTING
            PERSON
             WITH                --------- -------------------------------------
                                 --------- -------------------------------------

                                   7       SOLE DISPOSITIVE POWER       0

                                 --------- -------------------------------------
                                 --------- -------------------------------------

                                   8       SHARED DISPOSITIVE POWER     0(1)

================================ ========= =====================================
=========== ====================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON     0(1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*        |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      0.0%(1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                             HC

=========== ====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


1 On January 28, 2003, America Online, Inc., a wholly owned subsidiary of AOL Time Warner Inc., sold 80,088,990 shares of General Motors Corporation Class H Common Stock, par value $0.10 per share.

CUSIP No. 370442832                                            Page 4 of 7 Pages
                                                                    -    -

Item 1(a)         Name of Issuer

                           General Motors Corporation
                  --------------------------------------------------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           300 Renaissance Center, Detroit, MI 48265-3000
                  --------------------------------------------------------------

Item 2(a)         Name of Person Filing:

                           AOL Time Warner Inc.
                  --------------------------------------------------------------

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                           75 Rockefeller Plaza, New York, NY 10019
                  --------------------------------------------------------------

Item 2(c)         Citizenship:

                           Delaware
                  --------------------------------------------------------------

Item 2(d)         Title of Class of Securities:

                           Class H Common Stock, par value $0.10 per share
                  --------------------------------------------------------------
Item 2(e)         CUSIP Number:

                           370442832
                  --------------------------------------------------------------

Item 3. If This Statement is filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)          |_| Broker or dealer registered under Section 15 of the
                      Exchange Act.

     (b)          |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)          |_| Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

     (d)          |_| Investment company registered under Section 8 of the
                      Investment Company Act.

     (e)          |_| An investment adviser in accordance with Rule 13d-1
                      (b)(1)(ii)(E);

     (f)          |_| An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

     (g)          |_| A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G);

     (h)          |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

     (i)          |_| A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

     (j)          |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

CUSIP No. 370442832                                            Page 5 of 7 Pages
                                                                    -    -
Item 4.      Ownership.

             Provide the following  information regarding the aggregate number
             and   percentage  of  the  class  of  securities  of  the  Issuer identified in Item 1.

(a)          Amount beneficially owned:

                           0*
             -------------------------------------------------------------------

(b)          Percent of Class:

                           0.0 %*
             -------------------------------------------------------------------

(c)          Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote                     0
                                                      --------------------------

(ii)         Shared power to vote or to direct the vote                   0*
                                                      --------------------------
(iii)        Sole power to dispose or to direct the disposition of        0
                                                                  --------------

(iv)         Shared power to dispose or to direct the disposition of      0*
                                                                    ------------

             * On January 28, 2003, America Online, Inc., a wholly owned subsidiary of AOL Time Warner Inc., sold 80,088,990 shares of General Motors Corporation Class H Common Stock, par value $0.10 per share.

Item 5.      Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                    Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    America Online, Inc. - CO

Item 8.      Identification and Classification of Members of the Group.

                    Not Applicable

Item 9.      Notice of Dissolution of Group.

                    Not Applicable

Item 10.     Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

CUSIP No. 370442832                                            Page 6 of 7 Pages
                                                                    -    -


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 14, 2003
                                                  AOL Time Warner Inc.


                                                  /s/ James W. Barge
                                                  ------------------------------
                                                           (Signature)

                                                  James W. Barge
                                                  Senior Vice President and
                                                  Controller
                                                  ------------------------------
                                                          (Name/Title)



                                                  America Online, Inc.


                                                  /s/ Thomas R. Colan
                                                  ------------------------------
                                                           (Signature)

                                                  Thomas R. Colan
                                                  Senior Vice President,
                                                  Controller and Treasurer
                                                  ------------------------------
                                                           (Name/Title)

CUSIP No. 370442832                                            Page 7 of 7 Pages
                                                                    -    -



                                                                   EXHIBIT NO. 1

                             JOINT FILING AGREEMENT


     AOL Time Warner Inc., a Delaware corporation, and America Online, Inc., a Delaware corporation, each hereby agrees, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13G filed herewith, and any amendments thereto, relating to the shares of Class H Common Stock, par value $0.10, of General Motors Corporation is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the date set forth below.

Dated:  February 14, 2003

                                           AOL TIME WARNER INC.



                                           By:    /s/ James W. Barge
                                                  ----------------------------
                                           Name:  James W. Barge
                                           Title: Senior Vice President and
                                                  Controller



                                           AMERICA ONLINE, INC.



                                           By:    /s/ Thomas R. Colan
                                                  ------------------------------
                                           Name:  Thomas R. Colan
                                           Title: Senior Vice President,
                                                  Controller and Treasurer